Exhibit 99.1

NEWS
5350 Tech Data Drive
Clearwater, FL 33760
(727) 539-7429

FOR IMMEDIATE RELEASE	SYMBOL: TECD
Wednesday, January 18, 2006	TRADED: NASDAQ/NMS

Tech Data Splits Chairman and CEO Roles;

Initiates Search for CEO

CLEARWATER, FL. — Tech Data Corporation today announced plans to expand its senior management team by splitting the executive roles of Chairman of the Board and Chief Executive Officer and initiating a CEO search. Steven A. Raymund will remain as Chairman and CEO until the new CEO is appointed, at which time he will continue as Chairman of the Board. Raymund joined Tech Data in 1981 and became CEO in 1986.

“It’s an ideal time to further enhance the depth and strength of our senior leadership,” commented Raymund. “The future is very encouraging for IT distribution and our company going forward. Proven, highly experienced leaders are in place overseeing our Americas and EMEA regions, and we have exceptional financial management and operational expertise throughout the organization. We are confident that we will select a CEO who will continue advancing our strong position as an international market leader.”

The CEO search is being conducted by Tech Data’s Board of Directors with the assistance of Charles Tribbett and Andrea Redmond of the executive search firm Russell Reynolds Associates. “Steve Raymund has built a tremendous organization at Tech Data,” said John Y. Williams, Chairman of the Governance and Nominating Committee of Tech Data’s Board of Directors. “Steve’s experience, perspective and industry acumen will greatly benefit the company as he continues in the role of Chairman.”

About Tech Data

Founded in 1974, Tech Data Corporation (NASDAQ/NMS: TECD) is a leading distributor of IT products, with more than 90,000 customers in over 100 countries. The company’s business model enables technology solution providers, manufacturers and publishers to cost-effectively sell to and support end users ranging from small-to-midsize businesses (SMB) to large enterprises. Ranked 110th on the FORTUNE 500®, Tech Data generated $19.8 billion in net sales for its fiscal year ended January 31, 2005. For more information, visit www.techdata.com.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (Jeff.Howells@techdata.com)

                        or

Danyle Anderson, Director, Investor Relations and Shareholder Services

727-538-7866 (Danyle.Anderson@techdata.com)